Eastman Announces Senior Management Retirement and
New Appointments

KINGSPORT, Tenn., Oct. 8, 2012 - Eastman Chemical Company (NYSE:EMN) today announced an executive retirement and two new executive appointments.

On Jan. 1, 2013, Theresa K. Lee, senior vice president, chief legal and administrative officer will retire after 25 years of distinguished service. Effective upon her retirement, Lee's responsibilities will be assumed by two new executives.

David A. Golden, currently vice president, associate general counsel and corporate secretary, will become senior vice president, chief legal officer, and corporate secretary, with responsibility for the company's legal, health, safety, environment and security, and government and community relations organizations.

Perry Stuckey, III, currently vice president, global human resources, will become senior vice president, chief human resources officer.

“Theresa has had an extraordinary career at Eastman and has been an instrumental part of our executive team,” said Jim Rogers, chairman and chief executive officer. “She has been an outstanding leader and her leadership and professionalism are hallmarks of her tenure. Eastman is indebted to her for her exceptional contributions to our company.”

“We are fortunate to have proven and experienced leaders like David and Perry who are ready to assume leadership positions on our team,” added Rogers. “I am confident that this will be a smooth transition, and that they will continue to help us meet the challenges of today's global environment.”

Biographical Information on David A. Golden and Perry Stuckey, III

David A. Golden - David Golden is currently vice president, associate general counsel, and corporate secretary. Golden joined Eastman in 1995 as an attorney and has held positions of increasing responsibility. He currently has responsibility for Eastman's Law Department, which has personnel in the United States, Europe and Asia. He also has overall responsibility for Eastman's Ethics and Corporate Compliance program. Prior to joining Eastman, he was an attorney in the Atlanta office of the law firm of Hunton & Williams. A native of Albany, Georgia, Golden holds a B.S. degree in accounting from Brigham Young University and a J.D. degree, also from Brigham Young University. He completed the Advanced Management Program at Harvard Business School in 2012.
Golden is a member of the American Corporate Counsel Association, the Society of Corporate Secretaries and Governance Professionals and the Ethics and Compliance Officers Association.
Perry Stuckey, III - Perry Stuckey is currently vice president, global human resources. Since joining Eastman in 2011, Stuckey has been responsible for Eastman's human resources strategy and services worldwide. Stuckey's work experience spans more than 25 years, including a variety of global human resource management positions in manufacturing, industrial automation, and bio-technology organizations. A native of Pine Bluff, Arkansas, Stuckey has a B.A. degree in criminal justice with a minor in business from the University of Arkansas at Pine Bluff and has an executive master's degree from the Weatherhead School of Management, Case Western Reserve University in Cleveland, Ohio.
Stuckey is a member of the Human Resources Planning Society, the Human Resources Policy Organization, and The Conference Board's Council for Chief Human Resource Officers, and the Human Resources Council for the Manufacturers Alliance for Productivity and Innovation.

Eastman is a global specialty chemicals company that produces a broad range of advanced materials, additives and functional products, specialty chemicals, and fibers that are found in products people use every day. As a world leader in the diverse markets it serves, Eastman is focused on delivering innovative and technology-based solutions while maintaining its commitment to safety and sustainability. Serving customers in approximately 100 countries, Eastman had 2011 pro forma revenues, giving effect to the Solutia acquisition, of approximately $9.3 billion. The company is based in Kingsport, Tennessee, USA, and, with the completion of the Solutia acquisition, now employs approximately 13,500 people around the world. For more information, visit www.eastman.com.

Contacts:
Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com